Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BETWEEN

TYCO INTERNATIONAL LTD.

AND

TYCO FLOW CONTROL INTERNATIONAL LTD.

DATED AS OF [—], 2012

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [—], 2012, by and among Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Tyco”), and Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Flow Control”). Each of Tyco and Flow Control is sometimes referred to herein as a “Party” and collectively, as the “Parties”.

RECITALS

A. The Board of Directors of Tyco has determined that it is appropriate, desirable and in the best interests of Tyco and its stockholders to separate, pursuant to and in accordance with the Separation and Distribution Agreement, dated as of March 27, 2012, by and among Tyco, The ADT Corporation, a Delaware corporation (“ADT NA”), and Flow Control (as such may be amended from time to time, the “Separation Agreement”), the Fountain Business from Tyco and to combine the Fountain Business with Pentair, Inc., a Minnesota corporation (“Pentair”), in the manner contemplated by the Merger Agreement, dated as of March 27, 2012, by and among Tyco, Flow Control, AcquisitionCo, Merger Sub and Pentair (the “Merger Agreement”).

B. In order to provide for an orderly transition under the Separation Agreement, each Party desires to provide to the other Party certain services for specified periods following the Fountain Distribution Date, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

STATEMENT OF AGREEMENT

1. Agreement to Provide Transition Services.

1.1. Agreement. Each “Service Provider”, as designated in the schedules attached hereto (the “Schedules”), hereby agrees to provide, or cause one or more members of its Group, its Affiliates or a contractor, subcontractor, vendor or other third party provider (each, a “Third Party Provider”) to provide, upon the terms and subject to the conditions set forth herein, certain Transition Services as set forth in the Schedules to the other Party, and the members of such other Party’s Group, as designated in the Schedules (with respect to a Transition Service, the “Service Recipient”), and the Service Recipient hereby agrees to pay to the Service Provider the applicable Service Fees for such Transition Services; provided, however, that (x) any Service Fees payable hereunder shall not, subject to the requirements of Section 2.1(i), be increased as a result of any such outsourcing and (y) the Service Provider shall remain primarily responsible for the performance by any such Third Party Provider of its obligations hereunder. The Service Recipient may direct that any such Transition Service provided by the Service Provider, its Affiliates or a Third Party Provider be provided directly to the Service Recipient or any other member of such Party’s Group.

1.2. Transition Services.

(i) As used in this Agreement, the term “Transition Services” means the services described in the Schedules (and any additional services provided pursuant to Section 1.2(iii) or Section 1.2(iv)). Notwithstanding anything to the contrary contained herein or in any Schedule, the Service Provider shall have no obligation under this Agreement to: (A) operate the Service Recipient or any members of its Group or any portion thereof; (B) advance funds; (C) engage in any unlawful activity; (D) implement systems, processes, technologies, plans or initiatives developed, acquired or utilized by the Service Recipient after the Fountain Distribution Date; (E) perform or cause to be performed any of the Transition Services for the benefit of any third party (other than the members of the Service Recipient’s Group); or (F) expand its facilities or incur long-term capital expenses in order to provide the Transition Services. The respective obligations of the Service Provider to provide the Transition Services are conditioned upon being provided with reasonable access during regular business hours to, and all necessary rights to utilize, the Service Recipient’s facilities, personnel, assets, systems and technologies to the extent reasonably requested by the Service Provider in connection with the performance of its obligations hereunder. The Service Provider and Service Recipient shall, and shall cause the respective members of its Group and its and their agents and representatives to, cooperate with each other and will cause their respective employees, agents and representatives to facilitate the provision of Transition Services.

(ii) Each Service Recipient acknowledges that the Service Provider may be providing similar services (or services that involve the same resources as those used to provide the Transition Services) to its internal organizations, members of its Group, Affiliates and/or third parties. The Service Provider reserves the right to modify the Transition Services in connection with changes to its internal organization in the ordinary course of business; provided, however, that no such change may result in any modification that would materially reduce the benefits provided to the Service Recipient hereunder.

(iii) From time to time, the Service Recipient may request additional services by providing the Service Provider with reasonable prior written notice. If the Service Recipient and the Service Provider agree that such additional services shall be provided, (A) the mutually agreed upon terms of such additional services, including the cost thereof, shall be added to the applicable Schedule and (B) such revised Schedule shall be deemed to be a part of this Agreement from and after the date thereof.

(iv) In the event that the Service Recipient desires to have the Service Provider provide services that (A) were provided to the Service Recipient during the twelve-month period prior to the Fountain Distribution Date, (B) are reasonably necessary for the operation of the business of the Service Recipient as conducted as of the date of the Separation Agreement or as of the Fountain Distribution Date and (C) are unable to be obtained from a

Third Party Provider, then the Parties hereto shall negotiate in good faith to agree on the terms upon which the Service Provider would provide such services. In the event that any such services are agreed among the Parties, the Parties will enter into an amendment to this Agreement amending the Schedules to reflect such new service.

(v) The Service Provider will perform the Transition Services in its capacity of an independent contractor. Nothing in this Agreement will be construed or inferred to imply that the Service Provider is a partner, joint venturer, agent or representative of the Service Recipient. Each Service Recipient agrees not to represent to any Person or take any action from which any Person could reasonably infer the Service Provider, in its capacity as such, is a partner, joint venturer, agent or representative of such Service Recipient.

1.3. Transition Period.

(i) The Service Provider shall provide or cause to be provided the Transition Services during the period commencing on the Fountain Distribution Date and ending on the date that is two years from the date hereof, unless an earlier or later date is otherwise specified for a Transition Service on the applicable Schedules (for each Transition Service, such date being herein referred to as the “Transition Period”).

(ii) Each Transition Service provided hereunder shall be terminated at the end of its applicable Transition Period, unless otherwise terminated earlier by the Service Recipient pursuant to Section 9.13. No Service Provider shall be under any obligation to provide a Transition Service to the Service Recipient after the Transition Period applicable to such Transition Service, except to the extent otherwise agreed in writing by the Service Provider and the Service Recipient.

1.4. Transition Planning. The Service Recipient shall, not more than ninety (90) days after the Fountain Distribution Date, provide in writing to the Service Provider a draft transition plan with respect to transfer or termination of the Transition Services the Service Recipient is to receive (the “Cutover Plan”), which Cutover Plan shall describe the Service Recipient’s proposed transition activities and any transition assistance the Service Recipient requests from the Service Provider in connection with such transfer or termination. The Service Provider will review and comment on the Cutover Plan and reasonably cooperate with the Service Recipient to create a final Cutover Plan. The Cutover Plan shall provide for a completion date that is no later than the end of the applicable Transition Period. During the applicable Transition Period, the Service Provider shall offer such commercially reasonable assistance to the Service Recipient as is necessary to implement the final Cutover Plan and the transfer of responsibility for the provision of the Transition Services to the Service Recipient or a new provider.

1.5. Limitations on Transition Services.

(i) No Service Provider shall be required to provide any Transition Service to the extent that the performance of such Transition Service would require such Service Provider to violate any applicable Laws.

(ii) The Service Provider’s obligations to deliver certain Transition Services may be conditional upon the Service Provider’s obtaining the consent, where necessary, of certain third parties, in which case such Service Provider shall use commercially reasonable efforts to obtain such consent; provided, however, that if the Service Provider is unable to obtain such consent, the Service Provider shall use its commercially reasonable efforts to arrange for alternative methods of delivering such Transition Services.

(iii) All employees and representatives of the Service Provider, members of its Group and its Affiliates shall be deemed for all purposes to be employees or representatives of the Service Provider, members of its Group or such Affiliates, as applicable. In performing the Transition Services, such employees and representatives shall be under the direction, control and supervision of the Service Provider, members of its Group or the applicable Affiliate thereof, and the Service Provider, members of its Group and its Affiliates shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

1.6. Divestiture, Sale or Transfer of Assets. Nothing in this Agreement shall be deemed to limit the ability of any Service Provider to divest, sell or otherwise transfer any of its assets necessary to provide the Transition Services; provided, that the Service Provider’s obligations to provide or cause to be provided the Transition Services in accordance with this Agreement for the duration of the applicable Transition Period shall not be abrogated or affected thereby.

2. Payment for Transition Services.

2.1. Service Fees.

(i) In consideration for any of the Transition Services, each Service Recipient shall pay the applicable Service Provider (or any designee of such Service Provider) fees (the “Service Fees”) for each Transition Service in an amount equal to the amount set forth in the Schedules in respect of a particular Transition Service; provided, that if a Schedule is silent regarding fees for a particular Transition Service, such amount shall be equal to the sum of (A) the Service Provider’s allocated costs (including salary, wages and benefits) for any of its (or its Affiliates’) employees involved in providing such Transition Service, plus (B) any sales, transfer, goods, services, value added, gross receipts or similar taxes, fees, charges or assessments (including any such taxes that are required to be withheld); provided, that the Parties agree to use commercially reasonable efforts to minimize any such tax with respect to the Transition Services, plus (C) other reasonable miscellaneous out-of-pocket costs and expenses; provided, however, that any such expenses exceeding $[—] per month for each Transition Service (other than routine business travel and related expenses) shall require advance approval of the Service Recipient. Monthly fees set forth in the Schedules for Transition Services rendered for a period of less than a whole calendar month shall be determined by multiplying the monthly rate for the relevant Transition Service set forth on the applicable Schedule by the ratio of the number of days in the calendar month such Transition Service was provided over 30. Any portion of the Service Fees not paid when due will accrue interest at a rate of eight percent (8%) per annum or the maximum rate permitted by applicable Law, whichever is less, from the due date until paid

(unless the Service Recipient has disputed in good faith an invoice for Service Fees). To the extent any costs and expenses incurred in connection with retaining Third Party Providers are not included in the Service Fees invoiced to the Service Recipient, any such costs and expenses may be billed directly to the Service Recipient; provided, that to the extent the Service Provider is required to make payments on behalf of the Service Recipient to Third Party Providers in connection with the provision of Transition Services, the Service Recipient shall reimburse the Service Provider for the actual cost of such payments in addition to all applicable Service Fees.

(ii) The Service Provider shall use commercially reasonable efforts to retain its workforce required to provide the Transition Services.

2.2. Invoicing of Service Fees. Promptly after the end of each calendar month during the applicable Transition Period, each Service Provider will submit a statement of account and invoices of all applicable Third Party Providers to the applicable Service Recipient with respect to the Service Fees for all of the Transition Services performed during such calendar month (the “Invoiced Amount”). Subject to anything to the contrary provided for in the Schedules, all invoices shall be paid by the Service Recipient to the Service Provider by wire transfer of immediately available funds not later than forty-five (45) calendar days after receipt by the Service Recipient of the Service Provider’s invoice in accordance with the wiring instructions provided by the Service Provider to the Service Recipient. Each Service Provider agrees to afford each Service Recipient, upon reasonable notice, access to such information, records and documentation of the Service Provider as the Service Recipient may reasonably request in order to verify the Invoiced Amount and (at the Service Recipient’s expense) allow the Service Recipient to make copies of such records and documentation; provided, however, that the Service Recipient shall provide the Service Provider with at least ten (10) days’ prior written notice of its desire to verify any such amounts; provided, further, that such verification shall not unduly interrupt the ordinary course of business operations of the Service Provider. Unless the Parties otherwise agree in writing, (i) where Transition Services are provided in a country outside of the United States by a Person located in the same country, amounts shall be invoiced and paid in the local currency of the entity providing the Transition Services and (ii) if payments are to be made between legal entities not within the same country, such amounts shall be invoiced and paid in United States dollars; provided, that any payments made by the Service Provider or Service Recipient to Third Party Providers shall be paid in the applicable local currency of such Third Party Provider (unless otherwise agreed by the Third Party Provider). To the extent necessary, local currency conversion on any such invoice shall be based on the Service Provider’s internal exchange rate for the then-current month, based upon the average for such month, as calculated consistently with how such local currency conversion was calculated in the twelve month period prior to the Fountain Distribution Date. To the extent that the Service Recipient and the Service Provider mutually determine that any amounts which have been invoiced hereunder are inaccurate, the Service Provider and the Service Recipient shall effect a “true-up” to reimburse the Service Recipient or the Service Provider, as applicable, promptly after such mutual determination (but in no event later than five (5) Business Days following such mutual determination). To the extent that one Party makes such determination and the other Party disagrees with such determination or the amount of the disputed inaccuracy, the Parties shall first comply with the dispute resolution procedures set forth in Section 9.12 below. If the Parties are unable to resolve such dispute after complying with Section 9.12, then the first Party shall provide the other Party with written notice of its proposed reimbursement and the Service

Recipient and the Service Provider shall negotiate in good faith to resolve such dispute; provided, however, that if such dispute is not resolved within twenty (20) days following the receipt of notice of such proposed reimbursement, the Service Recipient and the Service Provider shall submit any such disagreement to the Accountant for determination. The determination of the Accountant with respect to any such dispute shall be completed within fifteen (15) days after the appointment of the Accountant (or as soon thereafter as the Accountant is able to render its determination), shall be determined in accordance with this Agreement and shall be final and binding upon the Parties (and the “true-up” payment shall be made to the applicable Party in accordance with the Accountant’s determination no later than five (5) Business Days following such determination). The Accountant shall adopt the position of either the Service Recipient or the Service Provider with respect to the disputed item. The Party whose position was not adopted by the Accountant shall bear the fees and expenses of the Accountant.

2.3. No Right of Setoff. No Service Recipient will have any right to set off, discount or otherwise reduce or refuse to pay any Service Fees due to the Service Provider, except to the extent of any amounts owed by the Service Provider to such Service Recipient to this Agreement.

2.4. Payment Only for Services Received. The Service Recipient shall compensate the Service Provider only for Transition Services actually received. The Service Recipient shall not make, or shall receive an appropriate credit with respect to, payment for Transition Services that are not provided to the Service Recipient for any reason.

2.5. Record Keeping and Audits. Each Service Provider shall maintain true and correct records of all receipts, invoices, reports and other documents relating to the Transition Services rendered hereunder in accordance with its standard accounting practices and procedures, consistently applied. Without limiting the generality of the foregoing, each Service Provider’s accounting records shall be maintained in sufficient detail to enable an auditor to verify the accuracy, completeness and appropriateness of the charges for the Transition Services hereunder. Each Service Provider shall retain such accounting records and make them available to the Service Recipient’s auditors for a period of not less than six (6) years from the close of each fiscal year of the Service Recipient during which Transition Services were provided; provided, however, that the Service Provider may, at its option, transfer such accounting records to the Service Recipient. If the audit reveals an overbilling by the Service Provider and overpayment by the Service Recipient not otherwise addressed in accordance with Section 2.2, the Service Provider shall reimburse the Service Recipient within ten (10) days and shall pay interest at a rate equal to the per annum rate of interest as announced by Citibank, N.A. as its prime rate on the date such overpayment is revealed due date.

3. Service Standards and Warranty Disclaimer.

3.1. Service Standard. Subject to Section 1.2(ii), each Service Provider shall, and shall cause the respective members of its Group, Affiliates or other Persons to, perform the Transition Services in compliance with applicable Law and with the same degree of care, skill and diligence, in substantially the same manner and including substantially the same features as corresponding services were provided to the Fountain Business or Trident Retained Business, as applicable, during the twelve month period immediately prior to the Fountain Distribution Date.

3.2. Disclaimer of Warranty. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SERVICE PROVIDER AND THE SERVICE RECIPIENT HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE TRANSITION SERVICES. UNLESS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL TRANSITION SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS” BASIS WITHOUT WARRANTY OF ANY KIND.

4. Force Majeure. Except for the obligation to pay for Transition Services already provided, no Party shall be liable for any failure of performance attributable to acts, events or causes (including war, riot, rebellion, civil disturbances, capital markets disruptions, terrorism, power failures, failures of telephone lines and equipment, strikes, lockouts, labor disputes, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any Law, demand or requirement of any Governmental Body, each, a “Force Majeure Event”) beyond its reasonable control. Subject to the foregoing, the affected provisions and other requirements of this Agreement shall be suspended during the period of such Force Majeure Event and the affected Party shall have no liability to any other Party in connection therewith. The affected Party shall use commercially reasonable efforts to remove such Force Majeure Event as soon as and to the extent reasonably possible.

5. Limitation of Liability. IN NO EVENT SHALL A SERVICE PROVIDER, MEMBERS OF ITS GROUP OR ITS AFFILIATES, OR ANY OF THEIR SHAREHOLDERS, ITS OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES BE LIABLE FOR ANY PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, BUSINESS INTERRUPTION LOSS, LOSS OF FUTURE REVENUE, PROFITS OR INCOME, LOSS OF BUSINESS REPUTATION, LOSS OF CUSTOMERS OR OPPORTUNITY OR SIMILAR DAMAGES THAT IN ANY WAY ARISE OUT OF, RELATE TO OR ARE A CONSEQUENCE OF ITS PERFORMANCE OR NONPERFORMANCE HEREUNDER, OR THE PROVISION OF OR FAILURE TO PROVIDE ANY OF THE TRANSITION SERVICES HEREUNDER, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES ARE DUE TO THE BAD FAITH OR INTENTIONAL MISCONDUCT OF SUCH SERVICE PROVIDER. THE AGGREGATE DAMAGES FOR WHICH A SERVICE PROVIDER, MEMBERS OF ITS GROUP, AND ITS AFFILIATES AND ANY OF THEIR RESPECTIVE SHAREHOLDERS, OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, TAKEN TOGETHER, SHALL BE LIABLE IN CONNECTION WITH OR AS A RESULT OF THIS AGREEMENT OR THE TRANSITION SERVICES SHALL NOT EXCEED THE AMOUNT OF SERVICE FEES (INCLUDING ANY INTEREST) PAID OR TO BE PAID BY THE SERVICE RECIPIENT TO SUCH SERVICE PROVIDER UNDER THIS AGREEMENT (OTHER THAN SERVICE FEES THAT ARE CHARGED TO THE SERVICE RECIPIENT FOR REIMBURSEMENT OF DIRECT THIRD PARTY COSTS), WITH SUCH AMOUNT CALCULATED AS THE MAXIMUM FEE FOR SUCH SERVICES, BASED ON THE FEES

SET FORTH IN THE SCHEDULES IN RESPECT OF EACH TRANSITION SERVICE, THAT MAY BE PAID DURING THE TRANSITION PERIOD FOR SUCH TRANSITION SERVICES, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE, BAD FAITH OR INTENTIONAL MISCONDUCT OF THE SERVICE PROVIDER.

6. Access to Service Providers. Each Service Provider hereby covenants and agrees that the Service Recipient’s employees and agents will be given access during regular business hours to individuals responsible for the applicable Transition Services and shall provide such Persons with all information, materials, data and records as they may reasonably request and that are necessary for the purposes of allowing such Persons to exercise general oversight and to monitor the performance of such Transition Services. The Service Recipient shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by the Service Provider in connection with the foregoing.

7. Confidentiality. The Parties each acknowledge that the other Party possesses, and will continue to possess, information that has been created, discovered or developed by them and/or in which property rights have been assigned or otherwise conveyed to that Party, which information has commercial value and is not in the public domain. The proprietary information of each Party will be and remain the sole property of such Party and its assigns and nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any such proprietary information or any trademark, copyright, design or trade dress, patent right or other intellectual or industrial property right. All proprietary information shall be considered Confidential Information and shall be held by the other Party hereto in strict confidence in accordance with the applicable confidentiality provisions of the Separation Agreement, and such Confidential Information will be used only for the purposes of this Agreement and in connection with performing the Transition Services.

8. Intellectual Property.

8.1. Unless expressly agreed otherwise in the Separation Agreement, the Merger Agreement, this Agreement or in a Schedule hereto, each Party agrees that any Intellectual Property of the other Party, member of its Group or its Affiliates or licensors made available to such Party, members of its Group or its Affiliates in connection with the Transition Services, and any derivative works, additions, modifications, translations or enhancements thereof created by a Party, member of its Group or its Affiliates pursuant to this Agreement, are and shall remain the sole property of the original owner of such Intellectual Property.

8.2. Unless otherwise agreed at the time, all Intellectual Property created by the Service Provider during the Transition Period at the request and solely for the benefit of the Service Recipient and paid for by the Service Recipient shall be the property of the Service Recipient, and, to the extent title to any such Intellectual Property vests in the Service Provider by operation of law, the Service Provider hereby assigns and shall cause the members of its Group to assign to the Service Recipient or any member of its Group all right, title and interest in such Intellectual Property and agrees to provide such assistance and execute such documents as the Service Recipient may reasonably request to vest in the Service Recipient all right, title and interest in such Intellectual Property.

9. General Provisions.

9.1. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in whole in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, further, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

9.2. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

9.3. Other Definitional and Interpretative Provisions. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. The use of the term “ordinary course of business” shall in all cases herein mean “ordinary course of business consistent with past practices.” Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Underscored references to Articles, Sections, Subsections or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Schedule to this Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Separation Agreement; provided, however, that “Group” when used with respect to Flow Control or Fountain shall include Patriot and all of its Subsidiaries.

9.4. Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties against whom the amendment is to be effective.

9.5. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

9.6. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision that effects the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.7. Governing Law; Jurisdiction.

(i) This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York.

(ii) Subject to the provisions of Section 9.12, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth below shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 9.7. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.8. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9. Conflicts. In the case of a conflict between the terms and conditions of this Agreement and any Schedule to this Agreement, the terms and conditions of such Schedule shall control and govern as it relates to the Transition Services to which such terms and conditions apply.

9.10. No Agency, Authority or Franchise. Neither the Service Recipient nor the Service Provider shall act or represent or hold itself out as having authority to act as an agent or partner of the other, or in any way bind or commit the other to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. Furthermore, nothing contained in this Agreement, or any Party’s performance under this Agreement, shall be construed as creating a franchisee/franchisor relationship. Except as expressly otherwise provided in this Agreement or the Separation Agreement, no Service Provider shall have any obligation to provide any assistance of any kind or character to a Service Recipient in connection with a Service Recipient’s conduct of its business or affairs or otherwise, including the applicable Business of the Service Recipient.

9.11. Administrative Contacts. Tyco designates [—] and [—] of [—] as its administrative contact for purposes of this Agreement and Flow Control designates [—] and [—] of [—] as its administrative contact for purposes of this Agreement. All initial contacts between the Parties regarding issues and matters arising under this Agreement or any other administrative matters in connection with the transactions contemplated hereby shall be directed to each Party’s administrative contact.

9.12. Dispute Resolution. Prior to initiating any legal action in accordance with Section 9.7 or the dispute resolution procedures outlined in Section 2.2 with respect to invoiced Service Fees, any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be resolved by submitting such Dispute first to the service managers of the Parties most immediately responsible for the issue giving rise to the Dispute who shall seek to resolve such Dispute through informal good faith negotiation. If the Dispute is not resolved at that level of management within seven (7) Business Days after the claiming party verbally notifies the other party of the Dispute, then the Dispute shall be escalated to the applicable Parties’ administrative contact set forth in Section 9.11 for resolution. In the event such managers fail to meet or, if they meet, fail to resolve the Dispute within an additional seven (7) Business Days, then the claiming Party will provide the other Party with a written “Notice of Dispute”, describing the nature of the Dispute, and the Dispute shall be escalated to the Chief Administrative Officers or Chief Operating Officers of the Parties or their respective designees who shall meet within seven (7) Business Days after such Notice of Dispute is provided by the claiming Party to the other Party and confer in a good faith effort to resolve the Dispute. If the Chief Operating Officers or their respective designees decline to meet within the allotted time or fail to resolve the Dispute within seven (7) Business Days after they begin meeting, then the Dispute (other than Disputes pursuant to invoiced Service Fees, which shall be finally settled in accordance with Section 2.2) shall be finally settled in accordance with Section 9.7 (and subject to Section 9.8). A Party’s failure to comply with this Section 9.12 shall constitute cause for dismissal without prejudice of any legal proceeding.

9.13. Term of Agreement. This Agreement will terminate and be of no further force or effect immediately upon the date that the last Transition Period ends; provided, however, that the Service Recipient may, by giving thirty (30) days notice to the Service Provider, terminate this Agreement with respect to a particular Transition Service effective immediately upon the expiration of such thirty (30) day period, except that if such Transition Service is being provided by a Third Party Provider and the use of such Third Party Provider is expressly set forth in the applicable Schedule, the timing of the effectiveness of such early termination shall be mutually agreed upon by the Service Provider and the Service Recipient so that there is no material disruption to, or additional costs to be incurred with respect to, any services provided by such Third Party Provider or the Service Recipient shall otherwise reimburse the Service Provider for any such costs of such Third Party Provider; provided, further, that any termination of this Agreement with respect to a particular Transition Service may be on a location by location basis. Each Service Provider and Service Recipient acknowledges and agrees that after partial termination of this Agreement by the Service Recipient with respect to any particular Transition Service, the Service Recipient shall no longer have any payment obligations pursuant to Section 1 or Section 2 hereof with respect to such Transition Service or location and that a partial termination of this Agreement by a Service Recipient with respect to any particular Transition Service or location will in no event affect the Service Provider’s obligation to perform any other Transition Services hereunder. Additionally, any Party may terminate this Agreement if the other Party commits a material breach of any of the provisions of the Agreement and does not cure such breach within sixty (60) days after receipt of written notice thereof. Upon termination or expiration of this Agreement, Section 2 (as to any unpaid amounts for Transition Services rendered prior to the termination or expiration of this Agreement), Section 3, Section 5, Section 7 and Section 9 will survive any termination or expiration of this Agreement.

9.14. Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

9.15. No Third-Party Beneficiaries. This Agreement is not intended to, and will not, confer any rights or remedies upon any Person other than the Parties, the members of their respective Groups, and their respective successors and permitted assigns.

9.16. Entire Agreement. This Agreement (including the Schedules hereto), together with the Separation Agreement and the Merger Agreement, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral. None of this Agreement, the Separation Agreement and the Merger Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

9.17. Time Periods. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in the United States, the period during which such action may be taken shall be automatically extended to the next Business Day.

9.18. Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt, if delivered by hand, one (1) Business Day after being sent, if sent by a reputable, overnight courier service, three (3) Business Days, if sent by registered or certified mail and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile) by delivery in person, by courier service, by confirmed telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(i)	if to Tyco:

Tyco International Ltd. c/o Tyco International Management Company, LLC 9 Roszel Road Princeton, NJ 08540 Attn: General Counsel Fax: (609) 720-4208
with a copy to:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attn: Alan M. Klein Fax: (212) 455-2502

(ii)	if to Flow Control:

c/o Pentair, Inc. 5500 Wayzata Boulevard, Suite 800 Golden Valley, Minnesota 55416 Attn: General Counsel Fax: (763) 656-5403
with a copy to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attn: Benjamin F. Garmer, III John K. Wilson Fax: (414) 297-4900

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

TYCO INTERNATIONAL LTD.
By:
Name:
Title:
TYCO FLOW CONTROL INTERNATIONAL LTD.
By:
Name:
Title:

[Signature Page to Transition Services Agreement]